Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Stryve Foods, Inc. on Form S-3 of our report dated April 17, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Stryve Foods, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, appearing in the Annual Report on Form 10-K of Stryve Foods, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 19, 2023